Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4 of Third Coast Bancshares, Inc. of our report dated March 16, 2022 relating to the consolidated financial statements of Third Coast Bancshares, Inc., which appears in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Whitley Penn, LLP

Dallas, Texas

May 26, 2022